EXHIBIT 10.2

NOTICE OF RESTRICTED STOCK UNIT AWARD
under the
ALBEMARLE CORPORATION 2017 INCENTIVE PLAN

This AWARD, made as of the ____ day of ___________, _____, by Albemarle Corporation, a Virginia corporation (the “Company”), to XXXX (“Participant”), is made pursuant to and subject to the provisions of the Company’s 2017 Incentive Plan (the “Plan”). All terms that are used herein that are defined in the Plan shall have the same meanings given them in the Plan.
Contingent Restricted Stock Units

1.
Grant Date. Pursuant to the Plan, the Company, on ________________, _____ (the “Grant Date”), granted Participant an incentive award (“Award”) in the form of XXXX Restricted Stock Units, subject to the terms and conditions of the Plan and subject to the terms and conditions set forth herein.

2.
Accounts. Restricted Stock Units granted to Participant shall be credited to an account (the “Account”) established and maintained for Participant. A Participant’s Account shall be the record of Restricted Stock Units granted to the Participant under the Plan, is solely for accounting purposes and shall not require a segregation of any Company assets.

3.	Terms and Conditions. Except as otherwise provided herein, the Restricted Stock Units shall remain nonvested and subject to substantial risk of forfeiture.

Valuation of Restricted Stock Units

4.	Value of Units. The value of each Restricted Stock Unit on any date shall be equal to the value of one share of the Company’s Common Stock on such date.

5.	Value of Stock. For purposes of this Award, the value of the Company’s Common Stock is the Fair Market Value of the Stock (as defined in the Plan) on the relevant date.

Vesting of Restricted Stock Units

6.
Vesting. Participant’s interest in one half of the Restricted Stock Units shall become vested and non-forfeitable on the third anniversary of the Grant Date. The final one half of the Restricted Stock Units shall become vested and non-forfeitable as of the fourth anniversary of the Grant Date.

Termination of Employment During the Vesting Period

7.
Upon a Qualifying Termination Event. Notwithstanding anything in this Notice of Award to the contrary, if, prior to the forfeiture of the Restricted Stock Units under paragraph 8, Participant experiences a Qualifying Termination Event (as defined below), Restricted Stock Units that are forfeitable shall become vested as to a pro-rata portion of the Award, as determined in accordance with the following sentence. The pro-rata portion of the Award that shall vest pursuant to the preceding sentence shall be equal to 1/36th of the Restricted Stock Units subject to the Award, for each full month of service performed by the Participant after the Grant Date and prior to the Qualifying Termination Event. The non-vested portion of the Award shall be forfeited.

8.
Forfeiture. Except as provided in paragraph 18, all Restricted Stock Units that are forfeitable shall be forfeited if Participant’s employment with the Company or an Affiliate terminates for any reason except a Qualifying Termination Event.

Payment of Awards

9.
Time of Payment. Payment of Participant’s Restricted Stock Units shall be made as soon as practicable after the Units have vested, but in no event later than March 15th of the calendar year after the year in which the Units vest.

10.	Form of Payment. The vested Restricted Stock Units shall be paid in whole shares of the Company’s Common Stock.

11.
Death of Participant. If Participant dies prior to the payment of his or her non-forfeitable Restricted Stock Units, such Units shall be paid to his or her Beneficiary. Participant shall have the right to designate a Beneficiary in accordance with procedures established under the Plan for such purpose. If Participant fails to designate a Beneficiary, or if at the time of the Participant’s death there is no surviving Beneficiary, any amounts payable will be paid to the Participant’s estate.

12.
Taxes. The Company will withhold from the Award the number of shares of Common Stock necessary to satisfy Federal tax-withholding requirements and state and local tax-withholding requirements with respect to the state and locality designated by the Participant as their place of residence in the Company's system of record at the time the Award becomes taxable, except to the extent otherwise determined to be required by the Company, subject, however, to any special rules or provisions that may apply to Participants who are non-US employees (working inside or outside of the United States) or US employees working outside of the United States. It is the Participant's responsibility to properly report all income and remit all Federal, state, and local taxes that may be due to the relevant taxing authorities as the result of receiving this Award.

General Provisions

13.
No Right to Continued Employment. Neither this Award nor the granting or vesting of Restricted Stock Units shall confer upon Participant any right with respect to continuance of employment by the Company or an Affiliate, nor shall it interfere in any way with the right of the Company or an Affiliate to terminate the Participant’s employment at any time.

14.
Change in Capital Structure. In accordance with the terms of the Plan, the terms of this Award shall be adjusted as the Committee determines is equitable in the event the Company effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or other similar changes in capitalization.

15.
Governing Law. This Award shall be governed by the laws of the Commonwealth of Virginia and applicable Federal law. All disputes arising under this Award shall be adjudicated solely within the state or Federal courts located within the Commonwealth of Virginia.

16.	Conflicts.
(a)    In the event of any conflict between the provisions of the Plan as in effect on the Grant Date and the provisions of this Award, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the Grant Date.
(b)    In the event of any conflict between the provisions of this Award and the provisions of any separate Agreement between the Company and the Participant, including, but not limited to, any Severance Compensation Agreement entered between the Participant and the Company, the provisions of this Award shall govern.

17.
Binding Effect. Subject to the limitations stated above and in the Plan, this Award shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of Participant and the successors of the Company.

18.
Change in Control. In the event of a Change in Control (as defined in the Plan) prior to the forfeiture of the Restricted Stock Units under paragraph 8, the provisions of this paragraph 18 shall apply in addition to the provisions of Article 17 (and related provisions) of the Plan.

(a)    Any Replacement Award made to the Participant shall provide that if the Participant is terminated by the Company other than for Cause or voluntarily resigns for Good Reason (as defined in paragraph 19) concurrent with or within two (2) years after the date of the Change in Control, the unvested Replacement Award shall become immediately vested and payable at the time of the termination or resignation. The Committee shall have the discretion to determine the terms of any Replacement Award in compliance with the Plan and applicable law. For purposes of paragraphs 7 and 19, references to the Company or an Affiliate shall also include any successor entity.
(b)    Notwithstanding the provisions of subparagraph (a) hereof, in connection with a Change in Control where the Company’s shares continue to be traded on the New York Stock Exchange or another established securities market, and this Award remains in effect, if the Participant is terminated by the Company other than for Cause or voluntarily resigns for Good Reason (as defined in paragraph 19) concurrent with or within two (2) years after the date of the Change in Control, the unvested Award shall become immediately vested and payable at the time of the termination or resignation.

19.	Qualifying Termination Event and Other Terms.
(a) For purposes of this Award, Qualifying Termination Event shall mean a Participant’s death, Disability, Retirement while in the employ of the Company or an Affiliate, or termination by the Company or an Affiliate other than for Cause.
(i)“Disability” shall mean a Participant’s permanent and total disability within the meaning of Section 22(e)(3) of the Code.
(ii)“Retirement” shall mean termination of employment after having attained age 55 and completed at least 10 years of service with the Company or an Affiliate.
(b) “Good Reason” for purposes of paragraph 18 shall mean:
(i)a change in the Participant’s position which in the Participant’s reasonable judgment does not represent a promotion of the Participant’s status or position immediately prior to the Change in Control or the assignment to the Participant of any duties or responsibilities, or diminution of duties or responsibilities, which in the Participant’s reasonable judgment are inconsistent with the Participant’s position in effect immediately prior to the Change in Control;
(ii)a reduction by the Company in the annual rate of the Participant’s base salary as in effect immediately prior to the date of a Change in Control;
(iii)the Company’s requiring the Participant’s office nearest to the Participant’s principal residence to be located at a different place which is more than thirty-five (35) miles from where such office is located immediately prior to a Change in Control;
(iv)the failure by the Company to continue in effect compensation or benefit plans in which the Participant participates, which in the aggregate provide the Participant compensation and benefits substantially equivalent to those prior to a Change in Control; or
(v)the failure of the Company to obtain a satisfactory agreement from any applicable successor entity to assume and agree to perform under any Severance Compensation Agreement.
In order for one of the foregoing events to constitute Good Reason, (i) Participant must notify the Company in writing no later than 90 days after the relevant event stating which Good Reason event has occurred, and (ii) the Company shall not have corrected the Good Reason event within thirty (30) days after Participant’s notice.
(c) If the events described in (a)(i) and (ii) or paragraph 18 occur after the date that the Participant is advised (upon recommendation by the Committee) that his employment is being, or will be, terminated for Cause, on account of performance or in circumstances that prevent him from being in good standing with the Company, accelerated vesting shall not occur and all rights under this Award shall terminate, and this Award shall expire on the date of Participant’s termination of employment. The Committee shall have the authority to determine whether Participant’s termination from employment is for Cause or for any reason other than Cause.
20. Recoupment. In addition to any other applicable provision of the Plan, this Award is subject to the terms of the separate Albemarle Corporation Recoupment Policy, as such Policy may be amended from time to time.

IN WITNESS WHEREOF, the Company has caused this Award to be signed on its behalf.

ALBEMARLE CORPORATION

By:    ______________________________